To the Shareholders and Board of Directors of Stock
Dividend Fund, Inc.

We have examined management?s assertion, included in the accompanying Management Statement
Regarding Compliance with Certain Provisions of the
Investment Company Act of 1940, that Stock
Dividend Fund, Inc. (the ?Company?) complied with the requirements of subsections (b) and (c) of Rule
17f-2, under the Investment Company Act of 1940
(the Act) (the specified requirements) as of December
31, 2024. The Company's management is responsible for
 its assertion. Our responsibility is to express an opinion on management?s assertion about the Company?s compliance with the specified requirements based on our examination.

Our examination was conducted in accordance with
 attestation standards established by the AICPA.
Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management's assertion about compliance with the specified requirements is fairly stated, in all material respects. An examination involves performing procedures to obtain evidence about whether management's assertion is fairly stated in all material respects. The nature, timing, and extent of the procedures selected depend on our judgment, including an assessment of the risks of material
misstatement of management's assertion, whether due to
 fraud or error. We believe that the evidence we obtained is sufficient and appropriate to provide a reasonable basis for our opinion.

We are required to be independent and to meet our other


ethical responsibilities in accordance with relevant ethical requirements relating to the engagement.

Included among our procedures were the following tests performed as of December 31, 2024, and with respect to agreement of security purchases and sales or maturities, for the period from October 31, 2024
(the date of the last examination), through December 31, 2024:

*	Confirmation of all securities held by Charles
 Schwab & Co. in book entry form;

*	Reconciliation of all such securities to the books
 and records of the Fund and the Charles Schwab
& Co.

*	Agreement of all security purchases and security
 sales, from October 31, 2024 to December 31,
2024 from the books and records of the Fund to broker

 confirmations.

Our examination does not provide a legal determination on
 the Company?s compliance with specified
requirements.

In our opinion, management?s assertion that Stock Dividend
 Fund, Inc. complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment
Company Act of 1940 as of December 31, 2024, with respect to securities reflected in the investment account of the Company is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Directors of Stock Dividend Fund, Inc. and the Securities and
Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ Bodwell Vasek Wells DeSimone LLP

Dallas, Texas
February 20, 2025